EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Atlantis Plastics, Inc. and subsidiaries on Form S-8 (Registration Nos. 33-25983, 33-41012, and 333-34197) of our reports dated February 11, 1998, except for Note 6, as to which the date is February 20, 1998, on our audits of the consolidated financial statements of Atlantis Plastics, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 which reports are included in this Annual Report on Form 10-K.

COOPERS & LYBRAND, L.L.P.

Atlanta, Georgia
March 27, 1998